As filed with the Securities and Exchange Commission on December 10, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Silicon Graphics International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	32-0047154
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 N. McCarthy Blvd.

Milpitas, California 95035

(669) 900-8000

(Address of Principal Executive Offices)

2014 Omnibus Incentive Plan

2005 Employee Stock Purchase Plan

(Full Title of the Plan)

Jennifer W. Pileggi, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Silicon Graphics International Corp.

900 N. McCarthy Blvd.

Milpitas, California 95035

(669) 900-8000

(name, address and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable under the 2014 Omnibus Incentive Plan	2,500,000	$9.52	$23,800,000	$2,765.56
Common Stock, $0.001 par value per share, issuable under the 2005 Employee Stock Purchase Plan, as amended	2,000,000	$9.52	$19,040,000	$2,212.45
Total	4,500,000		$42,840,000	$4,978.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Silicon Graphics International Corp. (the “Registrant”) that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock on December 3, 2014, as reported on the NASDAQ Global Select Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Silicon Graphics International Corp. (the “Registrant” or the “Company”), relating to (a) 2,500,000 shares of Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible individuals under Registrant’s 2014 Omnibus Incentive Plan and (b) 2,000,000 additional shares of Common Stock issuable to eligible individuals under Registrant’s 2005 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pursuant to the instructions to Form S-8, Part I (Information required in the Section 10(a) Prospectus) is not filed as part of this registration statement.

PART II

INFORMATION REQURIED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 27, 2014, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended September 26, 2014;

(c)	Current Reports on Form 8-K filed on August 6, 2014 (as to information filed under Item 8.01 of Form 8-K), August 19, 2014, November 14, 2014 (as to information filed under Item 1.01 of Form 8-K), and November 18, 2014;

(d)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 27, 2005; and

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions limiting the liability of current and former directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or to our stockholders for monetary damages for any breach of their fiduciary duties as directors, except liability for any of the following acts:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Delaware law, our bylaws also contain provisions indemnifying our current and former directors and officers to the fullest extent permitted by law and permitting us to indemnify employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained such insurance.

In addition, we have entered into separate indemnification agreements with each of our executive officers and our current and former directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our current and former directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of that person’s services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference			Filing Date	Filed Herewith
		Form	Ex. No.	File No.

4.1	Amended and Restated Certificate of Incorporation	10-Q	3.1	000-51333	8/12/2005

4.2	Amended and Restated Bylaws	10-K	3.2	000-51333	9/8/2014

5.1	Opinion of Gibson, Dunn & Crutcher LLP					X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (contained on the signature page hereto)					X

99.1	2014 Omnibus Incentive Plan					X

99.2	2005 Employee Stock Purchase Plan, as amended					X

Item 9.   Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 10th day of December, 2014.

Silicon Graphics International Corp.

/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and
Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jorge L. Titinger and Jennifer W. Pileggi, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jorge L. Titinger Jorge L. Titinger	President and Chief Executive Officer, Director (Principal Executive Officer)	December 9, 2014

/s/ Robert J. Nikl Robert J. Nikl	Chief Financial Officer (Principal Financial Officer)	December 9, 2014

/s/ Mekonnen Asrat Mekonnen Asrat	Vice President, Corporate Controller and Principal Accounting Officer	December 9, 2014

/s/ Ronald D. Verdoorn Ronald D. Verdoorn	Chairman of the Board	December 9, 2014

/s/ Charles M. Boesenberg Charles M. Boesenberg	Director	December 9, 2014

/s/ Gary A. Griffiths Gary A. Griffiths	Director	December 9, 2014

/s/ General Michael W. Hagee General Michael W. Hagee	Director	December 8, 2014

/s/ Douglas R. King Douglas R. King	Director	December 8, 2014

/s/ Hagi Schwartz Hagi Schwartz	Director	December 9, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference			Filing Date	Filed Herewith
		Form	Ex. No.	File No.

4.1	Amended and Restated Certificate of Incorporation	10-Q	3.1	000-51333	8/12/2005

4.2	Amended and Restated Bylaws	10-K	3.2	000-51333	9/8/2014

5.1	Opinion of Gibson, Dunn & Crutcher LLP					X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (contained on the signature page hereto)					X

99.1	2014 Omnibus Incentive Plan					X

99.2	2005 Employee Stock Purchase Plan, as amended					X